Exhibit 99.2

Correction
New York Mortgage Trust to Present at the Eighth Annual JMP Securities Research Conference, May 18, 2009 in San Francisco

NEW YORK, NY – May 15, 2009 – New York Mortgage Trust, Inc. (the “Company” or “NYMT”) (NASDAQ: NYMT), a self-advised real estate investment trust (REIT) that invests primarily in real estate-related assets, including residential mortgage-backed securities (“MBS”) issued by Fannie Mae or Freddie Mac (each an “Agency”) and high credit quality residential adjustable rate mortgage (“ARM”) loans, and to a lesser extent, in certain alternative real-estate related and financial assets, previously announced it was scheduled to present at the Eighth Annual JMP Securities Research Conference on Monday, May 18, 2009 at 2:30 pm PT.  The Company’s presentation at the conference has been changed to 2:00 pm PT. A live webcast of the presentation will be available at 2:00 pm, PT. All other information reported in yesterday’s press release remains unchanged, including how to access a live webcast of the presentation.  A copy of yesterday’s press release regarding the Company’s presentation is available at the Company’s Web site, www.nymtrust.com.

About New York Mortgage Trust
New York Mortgage Trust, Inc. is a self-advised real estate investment trust (REIT) that invests primarily in real estate-related assets, including mortgage-backed securities ("RMBS") issued by Fannie Mae or Freddie Mac (each an "Agency") and high credit quality residential adjustable rate mortgage ("ARM") loans, and to a lesser extent, in certain alternative real-estate related and financial assets. As a REIT, the Company is not subject to federal income tax, provided that it distributes at least 90% of its REIT income to stockholders.

For Further Information

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Steven R. Mumma, CEO, President,	Joe Calabrese (General) 212-827-3772
Chief Financial Officer	Scott Eckstein (Analysts) 212-827-3776
Phone: 212-792-0107
Email: smumma@nymtrust.com

Certain statements contained in this press release may be deemed to be forward-looking statements that predict or describe future events or trends. The matters described in these forward-looking statements are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company's control. The Company faces many risks that could cause its actual performance to differ materially from the results predicted by its forward-looking statements, including, without limitation, changes in business conditions and the general economy, a rise in interest rates or an unfavorable change in prepayment rates may cause a decline in the market value of the Company's assets, borrowings to finance the purchase of assets may not be available on favorable terms, the failure to identify suitable alternative assets under the Company’s alternative investment strategy, failure to maintain the Company’s qualification as a REIT for federal tax purposes or its exemption from the Investment Company Act of 1940, failure to effectively manage the risks associated with investing in mortgage loans, including changes in loan delinquencies and increasing prepayment rates, and a failure to effectively implement and manage the Company’s hedging strategy. The reports that the Company files with the Securities and Exchange Commission contain a more detailed description of these and many other risks to which the Company is subject. Because of those risks, the Company's actual results, performance or achievements may differ materially from the results, performance or achievements contemplated by its forward- looking statements. The information set forth in this news release represents management's current expectations and intentions. The Company assumes no responsibility to issue updates to the forward-looking matters discussed in this press release.